Exhibit 10.2

AMENDMENT TO ENDORSEMENT SPLIT DOLLAR AGREEMENT

OF MIDCAROLINA BANK AND ROBERT C. PATTERSON

Whereas, MidCarolina Bank (the “Bank”) and Robert C. Patterson (the “Officer”) are parties to an Endorsement Split Dollar Agreement dated October 1, 2004 (the “Split Dollar Agreement”); and

Whereas, a change in the required accounting treatment of split dollar arrangements effective January 1, 2008 will have an adverse impact on the Bank if the Split Dollar Agreement continues to provide for post-employment death benefits; and

Whereas, the parties hereto desire to continue to maintain the split dollar arrangement to fund other benefits payable to the Officer under a Salary Continuation Agreement and to provide for the payment of certain death benefits to the Officer’s beneficiary if the Officer dies while employed by the Bank; and

Whereas, both parties agree that it is advisable to modify the Split Dollar Agreement so that death benefits are not payable under the Agreement if the Officer dies after termination of his employment with the Bank;

Now, therefore, in consideration of the foregoing premises and other good and valuable consideration, the parties modify the Split Dollar Agreement to read as follows:

I. Section 2.2 of the Split Dollar Agreement is amended to read as follows:

2.2	Death Benefit. The Officer shall have the right to designate the beneficiary of the Officer’s Interest. If the Officer’s Termination of Employment occurs by reason of his death while so employed, then the beneficiary designated by the Officer in accordance with the Split Dollar Policy Endorsement shall be entitled to 80% of the Net Death Proceeds (the “Officer’s Interest”). The Officer or the Officer’s permitted transferee shall also have the right to elect and change settlement options that may be permitted for the Officer’s Interest. The Officer’s Interest shall automatically terminate upon Termination of Employment for any reason other than his death while employed by the Bank or an affiliate of the Bank.

II. The first sentence of Article I of the Split Dollar Agreement is amended to read:

Capitalized terms not otherwise defined in this agreement shall be defined as set forth in the Salary Continuation Agreement between the Bank and the Officer, as amended from time to time.

Effective this 7th day of December, 2007

MIDCAROLINA BANK

BY:	/s/ JAMES R. COPLAND III, Chairman

/s/ ROBERT C. PATTERSON